UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 28, 2014

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, California		91320-1799
(Address of principal executive offices)		(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 28, 2014, Amgen Inc. (the “Company”) announced the expansion of its restructuring plan that was approved by the Company’s Board of Directors on October 17, 2014. This expansion of the Company’s restructuring plan will implement additional efficiency initiatives, particularly in the area of shared services, outsourcing and other external expense categories. The Company previously announced its restructuring plan on July 29, 2014.

As part of the expansion of the restructuring plan, the Company will reduce its staffing by between approximately 600 and 1,100 positions in addition to the previously announced staffing reductions. These additional actions will result in pre-tax restructuring charges ranging between approximately $100 million and $150 million, which are expected to be incurred primarily in 2015.

Together with the previously announced portion of the Company’s restructuring plan, the implementation of the restructuring plan with this expansion will reduce the Company’s staff in the aggregate by between approximately 3,500 and 4,000 positions by the end of 2015, resulting in total pre-tax restructuring charges ranging between approximately $935 million and $1,035 million. Included in the amounts for total pre-tax restructuring charges are: (i) separation costs ranging between approximately $535 million and $585 million with respect to the staff reductions; and (ii) asset-related charges ranging between $400 million and $450 million consisting primarily of asset impairments, accelerated depreciation and other related costs resulting from the consolidation of the Company’s worldwide facilities. The Company estimates that approximately 55% of the total pre-tax restructuring charges will result in cash outlays, associated primarily with staff separation costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: October 28, 2014	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel and Secretary